Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Nine Energy Service, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	(1)	Other	2,232,000	$9.98	$22,275,360.00	0.0001381	$3,076.23

Total Offering Amounts:						$22,275,360.00		3,076.23
Total Fee Offsets:
Net Fee Due:								$3,076.23

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock. The above offering price is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the registration fee and is based on the average of the high and low prices of the registrant’s common stock as reported on the NYSE American on May 5, 2026.